Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2016 Results

Severe Produce Shortages Significantly Impacted Second Quarter Results

MENLO PARK, CA – January 5, 2016 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the second quarter of fiscal 2016 and first six months ended November 29, 2015.

“During the second quarter, Apio experienced severe produce shortages and increased costs for many of its key vegetables due to very poor yields and quality,” said Molly Hemmeter, Landec’s President and CEO. “Despite our efforts to meet the increasing demand for our products, there was simply not enough supply from our contracted growers, or for purchase on the open market, to meet demand. Shortages were primarily due to unseasonably warm weather. We were able to supply all demand for our Eat Smart® salad kits and our salad kit products business has continued to generate on average $2.7 to $3.0 million in weekly sales.

“Notably, our Lifecore biomaterials business is having a record year. Lifecore revenues increased 23% during the second quarter and 26% during the first six months of fiscal 2016 compared to the same periods last year. More impressively, Lifecore’s operating income increased nearly five times during the second quarter and the first six months compared to the year ago periods.”

Summary of Second Quarter 2016 Results Compared to the Second Quarter of Last Year

●	Revenues increased 6% to $140.4 million.
●	Operating income decreased 28% to $2.8 million.
●	Net income decreased 42% to $0.07 per share.

Fiscal Second Quarter 2016 Results

Revenues in the second quarter of fiscal 2016 increased 6% to $140.4 million from $132.7 million in the year-ago quarter. The increase was primarily due to a 23% increase in revenues at Lifecore and a 5% increase in Apio’s packaged fresh vegetable business revenues.

Net income in the second quarter of fiscal 2016 was $1.9 million or $0.07 per share compared to $3.2 million or $0.12 per share in the year-ago quarter. Net income was significantly impacted by the $4.7 million of excess costs related to the severe produce shortages at Apio, which were partially offset by a $3.5 million increase in Apio’s gross profit in the packaged fresh vegetable business due to increased revenues and a favorable product mix change to a higher percentage of revenues derived from salad kit sales. The decrease in net income was also due to: (1) a $1.8 million increase in operating expenses at Apio to ramp up the introduction, launch, advertising and promotion of our existing and new salad kit products to drive current and future sales, and from additional headcount hired over the past year, and (2) a $1.0 million decrease in the change in the fair market value of the Company’s Windset investment to a $200,000 increase in the second quarter of fiscal 2016 compared to a $1.2 million increase in the year-ago quarter. The decreases in net income in the second quarter were further partially offset by: (1) a $1.9 million increase in pre-tax income at Lifecore due to increased revenues and an increase in its gross margin to 48% from 34% due to a favorable product mix change compared to the second quarter of fiscal 2015, and (2) from a $716,000 decrease in income taxes.

Fiscal Six Months 2016 Results

Revenues in the first six months of fiscal 2016 increased 4% to $275.8 million from $266.3 million in the same period last year. Excluding the extra week during the first six months of fiscal 2015, which resulted in approximately $9.0 million in additional revenues last fiscal year, revenues for the first six months of fiscal 2016 increased 7% compared to the same period last year. The 4% increase was primarily due to a 26% increase in revenues at Lifecore and a 4% increase in Apio’s packaged fresh vegetable business revenues. These increases were partially offset by a 9%, or $4.2 million, decrease in Apio’s export business revenues and from the extra week during the first six months of fiscal 2015.

Net income in the first six months of fiscal 2016 was $4.8 million, or $0.18 per share, compared to $5.6 million, or $0.20 per share, in the first six months of fiscal 2015. Net income was significantly impacted by the $6.0 million of excess costs related to the severe produce shortages at Apio, which were more than offset by a $6.2 million increase in Apio’s gross profit in the packaged fresh vegetable business due to increased revenues and a favorable product mix change to a higher percentage of revenues derived from salad kit sales. The decrease in net income was also due to: (1) a $3.9 million increase in operating expenses at Apio to drive the growth of our existing and new salad kit products, and from additional headcount hired over the past year, and (2) a $400,000 decrease in the change in the fair market value of the Company’s Windset investment to a $1.0 million increase in the first six months of fiscal 2016 compared to a $1.4 million increase for the same period last year. In addition, the decrease in net income included the $927,000 increase in the pre-tax loss at Corporate due to the reversal of the $677,000 long term incentive plan accrual in the first six months of last year and from an increase in stock based compensation as a result of stock option and RSU grants in May 2015. The decreases in net income during the first six months of fiscal 2016 were further partially offset by: (1) a $3.9 million increase in pre-tax income at Lifecore due to increased revenues and an increase in gross margin to 43% from 26% due to a favorable product mix change compared to the first six months of last year, and (2) from a $326,000 decrease in income taxes.

Management Comments and Guidance for Fiscal 2016

“The severe produce shortages during the second quarter of fiscal 2016 had a significant negative impact on our financial results,” continued Hemmeter. “As stated in our release on December 8, 2015, we have revised, and are reiterating at this time, our guidance for all of fiscal 2016 that we expect revenues will increase 3-6%, operating income 25-35% and net income 10-20% compared to fiscal 2015. The revised guidance for fiscal 2016 includes a significant reduction in the projected increase in our Windset investment from our original guidance and a significant contingency for sourcing issues. However, if El Nino rains have a larger impact on supply in California and Mexico than we are currently estimating, or heavy rains continue in Florida, this contingency may not be sufficient and results could be further affected. The Company continued to experience more severe produce shortages than projected throughout December.

“Despite these short-term setbacks, we are very excited about the progress in, and future prospects for, both of our businesses. Lifecore is having a record year this year with projected revenue growth of approximately 25% and operating income growth of 130-140%. We expect double digit revenue and operating income growth from this business next year and for the foreseeable future. Our Apio salad kit business continues to grow rapidly with growth of 78% during the 12 months ended November 2015 compared to the same period last year and we expect to introduce several more vegetable salads over the next year. Importantly, our continued strategy of innovating new products in both our food and biomaterials businesses is working, enabling our projected fiscal 2016 operating income to grow 25-35% and net income to grow 10-20% in spite of the severe produce shortages we have been experiencing this year. Once we return to full supply we are well positioned for sustained, profitable growth,” concluded Hemmeter.

Conference Call

Landec management will host a conference call tomorrow to discuss its fiscal second quarter 2016 results, followed by a question and answer period.

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, January 6, 2016

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-1914 or (703) 639-1358. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, January 13, 2016 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1667127.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2015 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 29, 2015	May 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$5,975	$14,127
Accounts receivable, net	50,283	46,479
Inventories, net	28,859	25,027
Deferred taxes	2,065	2,111
Prepaid expenses and other current assets	8,012	5,458
Total Current Assets	95,194	93,202

Investments in non-public companies	62,500	61,500
Property and equipment, net	95,869	84,465
Intangible assets, net	105,459	105,883
Other assets	2,083	1,415
Total Assets	$361,105	$346,465

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$36,921	$35,009
Income taxes payable	527	1,229
Accrued compensation	5,383	6,742
Other accrued liabilities	5,876	3,983
Deferred revenue	381	843
Current portion of long-term debt	13,527	8,353
Total Current Liabilities	62,615	56,159

Long-term debt, less current portion	34,685	34,166
Deferred taxes	35,461	34,340
Other non-current liabilities	1,672	1,691

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	135,202	133,307
Retained earnings	89,918	85,098
Total Stockholders' Equity	225,147	218,432
Non-controlling interest	1,525	1,677
Total Equity	226,672	220,109
Total Liabilities and Stockholders’ Equity	$361,105	$346,465

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 29, 2015	November 30, 2014	November 29, 2015	November 30, 2014
Product Sales	$140,441	$132,665	$275,796	$266,279

Cost of product sales	123,176	116,999	240,554	236,425

Gross profit	17,265	15,666	35,242	29,854

Operating costs and expenses:
Research and development	1,643	1,825	3,518	3,620
Selling, general and administrative	12,815	9,949	24,979	18,808
Total operating costs and expenses	14,458	11,774	28,497	22,428
Operating income	2,807	3,892	6,745	7,426

Dividend income	413	321	825	602
Interest income	16	91	47	184
Interest expense	(439)	(472)	(941)	(855)
Other income	200	1,200	1,000	1,400
Net income before taxes	2,997	5,032	7,676	8,757
Income taxes	(1,069)	(1,785)	(2,760)	(3,086)
Consolidated net income	1,928	3,247	4,916	5,671
Non controlling interest	(60)	(24)	(96)	(95)
Net income available to common stockholders	$1,868	$3,223	$4,820	$5,576

Diluted net income per share	$0.07	$0.12	$0.18	$0.20

Shares used in diluted per share computations	27,420	27,314	27,417	27,293

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 29, 2015

QUESTIONS & ANSWERS

1)	Are the produce sourcing issues improving?

We continued to experience severe produce shortages in December. Yields for our key crops of broccoli, green beans and cauliflower are down considerably and we did not have enough supply to meet all demand during the entire month of December. Looking forward, supply of broccoli and cauliflower is improving as harvesting starts up in the desert region of California. However, the supply of green beans continue to be very tight due to heavy rains in southern Florida in December that completely wiped out many of our fields. We are expecting the supply of green beans to rebound in late February to early March when recently planted crops start to be harvested.

2)	Have you lost any customers as a result of the produce shortages?

We have been notified by a couple of customers that they are going to discontinue ordering bagged products sometime during our fiscal third quarter. Although this will result in a loss of revenue, it will not have a material impact on net income. This lost business was factored into our revised guidance.

3)	Why did the Company set up a $100 million shelf registration?

We want to be prepared if an ideal opportunity presents itself and we need capital over and above what we can comfortably borrow. For any potential acquisition we will first and foremost maximize debt and cash before we use equity, but this shelf allows us to do a significant transaction or several small transactions and be able to move quickly if necessary to close the deal. We recently hired a new VP of Strategy and Business Development whose focus is going to be on M&A and new product development. This shelf will give us flexibility and allow us to broaden our target range.

4)	Why are you projecting that Windset will be approximately 70% less than plan for fiscal 2016?

As we previously disclosed, our original projection for the change in the fair market value of Windset for fiscal 2016 was lower than what we had been estimating a year ago for fiscal 2016 because of subsequent unexpected delays in permitting for its new expansion plans. As stated in our release on December 8, 2015, the current projection for the increase in the fair market value of our investment in Windset for fiscal 2016 is $1.2 to $1.4 million, down from our previous guidance of approximately $4.0 million. This decrease is due to lower production volumes during the last few months as a result of unseasonably warm weather, particularly in Windset’s Mexican grower marketing programs, which resulted in operating results being lower than plan. Including the lower than originally projected change in the fair market value of Windset in fiscal 2016, by fiscal year end 2016 we will have realized a 24% annual return since our original investment in Windset in February 2011.

5)	What is the status of Windset’s expansion plans and the permitting issues?

Windset is currently in the process of constructing a five-acre test facility on land Windset owns in the City of Santa Maria to build a new type of greenhouse structure that it intends to use for trials for new crops Windset is not currently selling commercially. Windset is in the process of obtaining permits to build a similar, but much larger structure, on leased county land that is adjacent to its Santa Maria facility. Windset is still working with the County of Santa Barbara to obtain the required permits and as of now we cannot estimate when those permits will be approved. Concurrently, Windset is working with the City of Santa Maria to obtain the required permits in the event the approval from the County of Santa Barbara is further delayed. Windset still expects that it will begin commercially harvesting crops in the fall of 2016 from its expansion, regardless of whether the new structures will be on city or county land.

6)	How are the Hanover, PA and Lifecore expansions progressing?

The Hanover expansion is going very well. It is currently projected to come in on time and on budget. We expect to start new production of bagged vegetables in early February and salad kits in early to mid-March.

The Lifecore expansion is well underway and the building portion of the expansion is completed and fully enclosed. The inside work will continue through the summer of 2016. Upon completion, Lifecore will have sufficient aseptic filling capacity to meet its growth plans for commercialized development opportunities and consistent with their long term projections.

7)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a) Investing in facility expansion and equipment to meet future anticipated demand at both Apio and Lifecore,

(b) Shifting our product mix to high margin products at both Apio and Lifecore,

(c) Focusing our new VP of Strategy and Business Development on researching the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments,

(d) Innovating new salad kits to broaden and strengthen our product line,

(e) Advancing our Lifecore programs with key customers and development partners, and

(f) Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

8)	How do the results by line of business for the three and six months ended November 29, 2015 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/29/15	Three months ended 11/30/14	Six months ended 11/29/15	Six months ended 11/30/14
Revenues:
Apio Packaged Fresh Vegetables (a)	$107,164	$102,079	$210,870	$202,185
Apio Export	22,140	22,106	44,484	48,703
Total Apio	129,304	124,185	255,354	250,888
Lifecore	10,249	8,318	19,047	15,129
Corporate (b)	888	162	1,395	262
Total Revenues	140,441	132,665	275,796	266,279

Gross Profit:
Apio Packaged Fresh Vegetables (a)	9,979	11,151	23,231	23,005
Apio Export	1,676	1,550	2,679	2,736
Total Apio	11,655	12,701	25,910	25,741
Lifecore	4,881	2,804	8,096	3,852
Corporate	729	161	1,236	261
Total Gross Profit	17,265	15,666	35,242	29,854

R&D:
Apio	255	187	459	354
Lifecore	1,086	1,277	2,312	2,533
Corporate	302	361	747	733
Total R&D	1,643	1,825	3,518	3,620

S,G&A:
Apio	8,642	6,884	16,844	13,054
Lifecore	1,328	1,005	2,570	2,058
Corporate	2,845	2,060	5,565	3,696
Total S,G&A	12,815	9,949	24,979	18,808

Other (c):
Apio	159	1,087	874	1,171
Lifecore	(29)	21	(39)	46
Corporate	(1,069)	(1,777)	(2,760)	(3,067)
Total Other	(939)	(669)	(1,925)	(1,850)

Net Income (Loss):
Apio	2,917	6,717	9,481	13,504
Lifecore	2,438	543	3,175	(693)
Corporate	(3,487)	(4,037)	(7,836)	(7,235)
Net Income	$1,868	$3,223	$4,820	$5,576

a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.